CERTIFICATE OF INCORPORATION

                                     OF

                          SCA LICENSE CORPORATION

                                 ARTICLE I

                            NAME OF CORPORATION

                      The name of this corporation is:

                          SCA LICENSE CORPORATION

                                 ARTICLE II

                             REGISTERED OFFICE

                  The address of the registered office of the corporation in the State of Delaware is 9 East Loockerman Street, in the City of Dover 19901, County of Kent, and the name of its registered agent at that address is National Registered Agents, Inc.

                                ARTICLE III

                                  PURPOSE

                  The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                 ARTICLE IV

                          AUTHORIZED CAPITAL STOCK

                  The corporation shall be authorized to issue one class of stock to be designated Common Stock; the total number of shares which the corporation shall have authority to issue is one thousand (1,000), and each such share shall have a par value of one cent ($0.01).

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                                 ARTICLE V

                                INCORPORATOR

                  The name and mailing address of the incorporator of the corporation is:

                              Starisa Lambert

                        c/o NRAI Service Center, LLC

                     9 East Loockerman Street, Suite 1B

                           Dover, Delaware 19901

                                 ARTICLE VI

                        BOARD POWER REGARDING BYLAWS

                  In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the bylaws of the corporation.

                                ARTICLE VII

                           ELECTION OF DIRECTORS

                  Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide.

                                ARTICLE VIII

                      LIMITATION OF DIRECTOR LIABILITY

                  To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended after the date of the filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended from time to time. No repeal or modification of this
Article VIII by the stockholders shall adversely affect any right or protection of a director of the corporation existing by virtue of this
Article VIII at the time of such repeal or modification.

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                                 ARTICLE IX

                              CORPORATE POWER

                  The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

                                 ARTICLE X

                     CREDITOR COMPROMISE OR ARRANGEMENT

                  Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

                  THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation to do business both within and without the State of Delaware, and in pursuance of the Delaware General Corporation Law, does make and file this Certificate.

Dated:  July 12th, 2000



                                        _________/S/ STARISA LAMBERT________
                                         Starisa Lambert, Incorporator

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